UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2005

ActivCard Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50223	45-0485038
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6623 Dumbarton Circle, Fremont, California	94555
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 574-0100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On April 1, 2005, ActivCard Corp. (the “Company”) concluded that its subsidiary ActivCard (UK) Ltd., formerly Aspace Solutions Ltd., (“Aspace”) had not satisfied certain earn-out contingencies set forth in the Stock Purchase Agreement between the Company and Aspace, dated December 21, 2004 (the “Agreement”). Pursuant to the Agreement, the Company had previously agreed to pay £1,500,000 and issue 347,660 shares of common stock to the former Aspace shareholders if Aspace entered into a commercial license agreement, with certain minimum revenues, with a financial institution by March 31, 2005. As a result of Aspace not satisfying this condition, the Company will not be required to pay any portion of this additional consideration.

On April 1, 2005, the Company decided to implement an organizational restructuring that includes the elimination of approximately 10% of the workforce of the Company and its subsidiaries. The majority of the positions eliminated were at Aspace. As a result of the restructuring, the Company expects to record a one-time restructuring charge related to severance of approximately $900,000 in the quarter ending June 30, 2005. Additionally, in connection with the preparation of the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2005, the Company will be assessing whether there has been any impairment of intangible assets related to Aspace.

Item 8.01 Other Events

The disclosure set forth above under Item 2.05 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ActivCard Corp.
(Registrant)

Date: April 5, 2005	/s/ Ragu Bhargava
Ragu Bhargava
Senior Vice President and Chief Financial Officer